Exhibit 31.1

SECTION 302 CERTIFICATION

I, A. Jay Meyerson, certify that:

1.

I have reviewed this annual report on Form 10-K for the fiscal year ending June 30, 2003, of Aames Capital Corporation, and all other reports containing distribution information for the period covered by this annual report;

2.

To the best of my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	To the best of my knowledge, this report includes all the financial information required to be provided to the trustee under the governing documents of the issuer; and

4.	To the best of my knowledge, the servicer has complied with its servicing obligations and minimum servicing standards.

/s/ A. Jay Meyerson

A. Jay Meyerson
Chief Executive Officer

September 29, 2003